EXHIBIT 99.1

NEWS

VEECO ANNOUNCES REDUCTION IN ALD TECHNOLOGY INVESTMENTS

AND GUIDES THIRD QUARTER 2016 REVENUE TO HIGH END OF GUIDANCE RANGE

•                  Significantly reducing future investments in Atomic Layer Deposition (“ALD”) technology development

•                  ALD cost reductions expected to result in annualized savings of approximately $10 million

•                  Expecting to record pre-tax charges of between $56 and $62 million in Q3 2016, the vast majority of which are non-cash impairment charges

•                  Expecting Q3 2016 revenue to be at the high end of previously announced guidance range of $70 million to $85 million

Plainview, N.Y., October 5, 2016—Veeco Instruments Inc. (Nasdaq: VECO) today announced additional cost reduction initiatives with the decision to significantly reduce future investments in its Atomic Layer Deposition (“ALD”) technology development. This action reflects the company’s ongoing focus to balance technology investments with the potential for associated revenue realization.

ALD cost reduction activities are expected to be complete by year end 2016 and are in addition to the previously announced restructuring plans, which targeted $20 million in annualized savings. In total, these initiatives are expected to generate $30 million in annualized savings.

“While we have continued to make progress with our ALD technology development for advanced semiconductor applications, the expected timing for revenue realization has been delayed,” said John R. Peeler, Chairman and Chief Executive Officer. “Consequently, we have made the difficult decision to lower investments in our ALD program. We plan to retain the intellectual property and technology capabilities and continue to assess future market opportunities.”

In the third quarter, the company expects to record total asset impairment and restructuring charges of between $56 and $62 million, or $1.44 and $1.59 on a per share basis. Of these charges, the vast majority are non-cash relating to an intangible ALD asset impairment, while approximately $2 million are cash restructuring charges.

Third Quarter 2016 Revenue Update

Overall LED industry conditions and demand for our products have continued to improve. As a result, revenues for the third quarter 2016 are expected to be at the high end of the previously announced guidance range of $70 million to $85 million.

Veeco plans to issue third quarter 2016 financial results and host a conference call to discuss these results in further detail on November 1, 2016.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, displays, power electronics, compound semiconductors, hard disk drives, semiconductors, MEMS and wireless chips. We are the leader in MOCVD, MBE, Ion Beam, Wet Etch single wafer processing and other advanced thin film process technologies. Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership. For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:

Investors:	Media:
Shanye Hudson	Jeffrey Pina
516-677-0200 x1472	516-677-0200 x1222
shudson@veeco.com	jpina@veeco.com